UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Southern California Gas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Transaction Proposed

Your Vote is Important!

[●], 2026

Dear shareholders:

We strongly encourage you to vote in support of the proposals to be voted on at a Special Meeting of Shareholders scheduled for Monday, July 13, 2026. As described in the accompanying proxy materials, you may vote before the meeting via the Internet, by phone or by mail, or at the meeting by attending in-person.

These proposals, if they are approved and become effective, would entitle all holders of SoCalGas preferred stock to a cash payment of $31.00 per share. This cash payment represents a premium of more than 20% over the recent market prices, estimated fair value, and par value of these shares.

In recent years, the SoCalGas preferred stock has delivered negative annualized returns, and annualized returns have been significantly below the 6% dividend rate of the shares over the past five-, 10- and 15-year periods. Additionally, trading prices for the preferred stock have consistently declined, and low trading volume and liquidity—combined with relatively high brokerage costs—have made it difficult for shareholders to efficiently sell their shares. For shareholders with smaller positions in particular, these challenges can limit the ability to reallocate capital toward other investment opportunities.

The proposed transaction provides a clear, certain, and attractive cash alternative and puts that choice directly in your hands.

Your vote is important. Please review the accompanying proxy materials and vote your shares today.

Sincerely,

The Board of Directors

Southern California Gas Company

(SoCalGas)

Notice of Special Meeting of Shareholders	1
Proxy Statement Summary	2
Special Meeting Details	2
Shareholder Voting Matters	2
Voting Information	3
Proposals to be Voted On	4
Proposal 1: Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock for a Cash Payment and Make Certain Other Related Changes	4
Proposal 2: Adjournment of the Special Meeting, If Necessary or Appropriate	11
Description of Capital Stock	12
About the Special Meeting and Voting	14
How You Can Vote	14
Information About Proposals To Be Voted On	15
Proxy Materials	17
Special Meeting and Company Information	19
Other Information	20
Annex A Form Of Proposed Restated Articles Of Incorporation	A-1
Annex B Fairness Opinion Rendered By Alvarez & Marsal Valuation Services, LLC To The Board Of Directors	B-1

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

555 West 5th Street, Los Angeles, California, 90013 (213) 244-1200

Notice of Special Meeting of Shareholders

DATE AND TIME Monday, July 13, 2026 3 p.m. Pacific Time	MEETING LOCATION 488 8th Avenue San Diego, California	RECORD DATE May 18, 2026

Business Items	Board Recommendations

1. Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes	FOR the amendment and restatement of the Restated Articles of Incorporation

2. Adjournment of the Special Meeting, If Necessary or Appropriate	FOR the adjournment of the Special Meeting, if necessary or appropriate

We are holding a special meeting of the shareholders of Southern California Gas Company (Special Meeting) for the purposes described above. You are entitled to attend the Special Meeting and any adjournment or postponement thereof only if you were a holder of Southern California Gas Company common stock, 6% Preferred Stock, par value $25.00 (Preferred Stock), or 6% Preferred Stock, Series A, par value $25.00 per share (Series A Preferred Stock), at the close of business on the record date, or you hold a valid proxy from any such holder to vote at the meeting.

The Special Meeting will be held in-person at 488 8th Avenue, San Diego, California. The meeting will begin promptly at 3 p.m. Pacific Time. Check-in will begin at 2:30 p.m. Pacific Time, and you should allow ample time for check-in procedures. All shareholders seeking admission to the meeting will be asked to present valid government-issued photo identification. If your shares are held in the name of your broker, bank or other nominee, you must also present an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on the record date.

Your vote is important! Whether or not you plan to attend the Special Meeting, we encourage you to read the accompanying proxy statement and vote your shares in advance of the meeting. To do so, you may vote via the Internet, by telephone or by mail. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern Time on July 12, 2026. For specific instructions on how to attend and vote at the Special Meeting, see “About the Special Meeting and Voting” in the accompanying proxy statement and the instructions on your proxy card or voting instruction form. Our proxy materials, including this Notice of Special Meeting of Shareholders and the accompanying proxy statement and form of proxy card or voting instruction form, are being provided to shareholders beginning on [●], 2026.

Jason W. Egan

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting to be Held on July 13, 2026.

This Notice of Special Meeting of Shareholders and the Proxy Statement and

Proxy Card are available on the Internet at www.proxyvote.com.

Special Meeting Proxy Statement	1

Proxy Statement Summary

This proxy statement is being provided in connection with a special meeting of the shareholders of Southern California Gas Company. In this proxy statement, the special meeting of shareholders is referred to as the “Special Meeting;” Southern California Gas Company is referred to as the “company,” “SoCalGas,” “we,” “us,” or “our;” the company’s 6% Preferred Stock is referred to as the “Preferred Stock;” the company’s 6% Preferred Stock, Series A is referred to as the “Series A Preferred Stock;” and the Preferred Stock and the Series A Preferred Stock are sometimes collectively referred to as the “preferred stock.” This summary highlights selected information to assist you in your review of this proxy statement. It does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. For additional information about the Special Meeting and voting, see “About the Special Meeting and Voting” below. This proxy statement and the accompanying form of proxy card or voting instruction form are first being made available to shareholders on or about [●], 2026. All website references in these proxy materials are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of these materials. This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. See “Other Information—Information Regarding Forward-Looking Statements” for more information.

Special Meeting Details

DATE AND TIME: Monday, July 13, 2026 at 3 p.m. Pacific Time	LOCATION: 488 8th Avenue, San Diego, California

Shareholder Voting Matters

Business Items	Board’s Recommendation	Rationale

1. Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes	FOR

The Board of Directors believes it is in the best interests of our company and our shareholders to simplify our capital structure by retiring our two outstanding classes of preferred stock. The trading prices of the preferred stock have materially declined in recent years, and low trading volume, low liquidity and higher brokerage fees reduce shareholders’ ability to liquidate their positions (most of which are relatively small) to pursue more attractive investment opportunities. Receipt of the cash payment, which represents a premium of more than 20% over the recent market prices, estimated fair value and par value of these shares, would allow shareholders to choose other investments that may better align with their investment objectives.

See page 4 for more detail.

2. Adjournment of the Special Meeting, If Necessary or Appropriate	FOR

If the votes needed to approve the amendment and restatement of our restated articles of incorporation are not obtained at the Special Meeting, the Board of Directors believes it is in the best interests of our company and our shareholders to enable the board to adjourn the meeting, one or more times, to allow the company to continue soliciting proxies in favor of Proposal 1.

See page 9 for more detail.

2	Special Meeting Proxy Statement

Voting Information

Eligibility: Shareholders of our common stock and preferred stock at the close of business on the record date, May 18, 2026, are entitled to notice of the Special Meeting and to vote their shares as described below on each of the proposals to be voted on at the meeting. Each share of common stock and preferred stock is entitled to one vote on each of the proposals to be voted on at the Special Meeting.

Voting by Shareholders of Record: Shareholders of record may vote in the following ways:

During the Meeting	Internet	Telephone	Mail

Attending the Special Meeting in person	Using the Internet at www.proxyvote.com or scanning the QR code included in your proxy materials	Calling (800) 690-6903 in the U.S. and Canada	Mailing your marked, dated and signed proxy card

For Internet and telephone voting in advance of the meeting, you will need to have your proxy card available and use the company number and account number shown on the card. Internet and telephone voting in advance of the meeting are available for shareholders of record until 11:59 p.m. Eastern Time on July 12, 2026.

Voting by Other Shareholders: Beneficial owners of shares of preferred stock should follow the voting instructions provided by their bank, broker or other nominee.

Special Meeting Proxy Statement	3

Proposals to be Voted On

Proposals 1 and 2 have each been included in this proxy statement at the direction of the SoCalGas Board of Directors. The board recommends that you vote “FOR” each of the proposals below.

Proposal 1: Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock for a Cash Payment and Make Certain Other Related Changes

Our Board of Directors has approved, and is recommending to our shareholders for approval, an amendment and restatement of our Restated Articles of Incorporation (the Amendment) for the following purposes:

•

to provide that each outstanding share of our preferred stock shall be automatically retired (the Retirement) in exchange for a cash payment of $31.00 per share, plus accrued and unpaid dividends thereon to but excluding the effective date of the Retirement (the Retirement Payment), and

•	to provide for the reduction in the authorized number of shares of both classes of preferred stock to zero.

The Amendment will also make certain other related changes, such as removing references to Preferred Stock and Series A Preferred Stock throughout the Restated Articles of Incorporation. In addition, the Amendment includes changes required by applicable state corporate law that are immaterial to shareholder rights and do not require shareholder approval as described more fully below. The form of the proposed Restated Articles of Incorporation, reflecting these proposed amendments, is attached to this proxy statement as Annex A.

Reasons for the Proposal

As of May 18, 2026, our outstanding capital stock consists of 91,300,000 shares of common stock, 79,011 shares of Preferred Stock and 783,032 shares of Series A Preferred Stock. All shares of our common stock, 50,970 shares of Preferred Stock and no shares of Series A Preferred Stock are owned by Pacific Enterprises (PE), a wholly owned direct subsidiary of Sempra. The remaining outstanding shares of preferred stock represent the only shares of our capital stock held by shareholders other than PE.

After a thorough review process, our Board of Directors believes it is advisable and in the best interests of our company and our shareholders to simplify our capital structure by retiring the preferred stock entirely in return for the Retirement Payment for each retired share of preferred stock. In reaching this determination, the board considered a number of factors, including the following:

•	Retirement of the preferred stock would reduce the administrative and compliance burdens associated with maintaining separate classes of publicly held securities.

•

The preferred stock are relatively illiquid classes of securities with low trading volumes, and the market price of the shares has decreased by approximately 30% in the last five years and over 10% in the last 10 years.

•	Individual sales of the preferred stock are often subject to brokerage fees that would not apply to sales of shares that are listed on a national securities exchange.

•

The vast majority of our preferred stock shareholders are retail investors who hold relatively small positions in the shares, and the Retirement would allow these shareholders to liquidate their holdings without incurring any brokerage fees.

•

Receipt of the Retirement Payment would allow holders of the preferred stock to choose other investments that may better align with their investment objectives and could represent stronger opportunities for price appreciation and/or income growth.

4	Special Meeting Proxy Statement

On an annualized basis, both classes of preferred stock have delivered negative returns over the past five years and returns significantly below the 6% dividend rate of the shares over the past five-, 10- and 15-year periods.(1)

To assist our shareholders in evaluating this proposal, below is a table that compares the cumulative total return, including reinvested dividends, on investments in the Preferred Stock and Series A Preferred Stock with the cumulative total return, including reinvested dividends, on certain alternative investments over the past five and 15 years. Although the preferred stock outperformed the fixed rate preferred stock index, the floating rate preferred stock index and the other two indices shown offered better total returns over both the five-and 15-year periods.

Investment	5-Year Total Return(1)	15-Year Total Return(1)

SoCalGas Securities

Preferred Stock	-8.0%	+77.1%

Series A Preferred Stock	-10.9%	+68.7%

Alternative Investments

S&P 500 Index	+96.0%	+618.6%

S&P 500 Utilities Select Sector Index	+59.1%	+362.6%

S&P US Floating Rate Preferred Index	+5.1%	+101.6%

S&P US Fixed Rate Preferred Index	-24.4%	-24.9%

(1)

Table reflects cumulative total return from December 31, 2010 or December 31, 2020, as applicable, to December 31, 2025, based on data from Bloomberg and assuming reinvestment of all dividends or distributions, as applicable. Annualized total return, as described in the call-out box above this table, was calculated from December 31, 2010, December 31, 2015, or December 31, 2020, as applicable, to December 31, 2025, based on data from Bloomberg and assuming reinvestment of all dividends or distributions, as applicable.

The alternative investments reflected above are market indices rather than investable securities, and this information is provided for illustrative purposes only and does not serve as a recommendation that our shareholders invest in any particular security. Rather, the table is intended to present a small sample of the many available alternative investment options. All investment vehicles have different features, including various risk-reward ratios, relative risks and other performance factors, and each holder must determine his or her appropriate investment options. Moreover, historical results, including the sample of results shown above, are not indicative of future performance.

The Board’s Evaluation Process; Fairness of the Per-Share Retirement Payment

In connection with its evaluation of the Amendment and the determination of the Retirement Payment, the company retained (i) a qualified independent valuation advisor (the valuation advisor) to assist the company in determining the amount of the per-share Retirement Payment to be paid to holders of preferred stock upon its retirement, and (ii) Alvarez & Marsal Valuation Services, LLC, a qualified, third-party financial advisor, to render an opinion to the Board of Directors as to the fairness, from a financial point of view, to the holders of the preferred stock, collectively as a group, of the per-share Retirement Payment.

To assist management in determining whether and what to recommend to the board on the amount of the per-share Retirement Payment, the valuation advisor conducted a thorough valuation analysis using several recognized valuation methodologies, subject to certain assumptions and based on information provided by the company.

The amount of the per-share Retirement Payment is intended to represent (i) the estimated fair value of the preferred stock, based on the valuation analysis described above and other factors deemed relevant by the board, including the 6% dividend payable with respect to the preferred stock, plus (ii) a premium over such estimated fair value and recent market prices of the preferred stock to encourage shareholders to participate.

On April 29, 2026, Alvarez & Marsal Valuation Services, LLC rendered its opinion to the Board of Directors to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Retirement Payment of $31.00 per share was fair, from a financial point of view, to the holders of preferred stock, collectively as a group. The opinion is attached to this proxy statement as Annex B.

Special Meeting Proxy Statement	5

In determining the amount of the Retirement Payment and reaching its conclusion that this proposal is in the best interests of all shareholders, the board consulted our management, legal counsel, and Alvarez & Marsal Valuation Services, LLC regarding the amount of the Retirement Payment, relied on the experience of members of the board, and considered a number of other factors, including the following material factors:

•	Management’s receipt and consideration of a valuation analysis conducted by the valuation advisor;

•	The board’s receipt and consideration of the fairness opinion from Alvarez & Marsal Valuation Services, LLC;

•	The recent market prices of the Preferred Stock and the Series A Preferred Stock;

•	The 6% dividend payable with respect to the preferred stock, as factored into the board’s analysis of the estimated fair value of the preferred stock;

•	The limited trading volume and limited liquidity of the preferred stock; and

•	An appropriate premium to encourage shareholders to participate and vote in favor of this proposal.

As of April 10, 2026, the average of the 90-day volume-weighted average price (VWAP) of the Preferred Stock was approximately $25.52 per share and the 90-day VWAP of the Series A Preferred Stock was approximately $24.98 per share. The trading price of both classes of preferred stock has decreased by approximately 30% in the last five years and by over 10% in the last 10 years.

Based on these values, the Retirement Payment represents a premium of more than 20% over the recent market prices, estimated fair value and par value of the preferred stock.

Effects

If the Amendment is approved by the shareholders and becomes effective, each outstanding share of preferred stock will be automatically retired in exchange for the Retirement Payment of $31.00 per share upon the effectiveness of the Amendment, without any further action required by holders. Following the effectiveness of the Amendment, no shares of preferred stock will be issued or outstanding, certificates or book entries representing such shares will represent only the receipt of or right to receive the per-share Retirement Payment of $31.00, and current holders of the preferred stock will no longer be SoCalGas shareholders. The Amendment will also reduce the authorized number of shares of preferred stock to zero, reflecting the retirement of all outstanding shares of such classes of stock. The Amendment will also make certain other related changes, such as removing references to Preferred Stock and Series A Preferred Stock throughout the Restated Articles of Incorporation. Additionally, the Board of Directors has approved certain other amendments that do not require shareholder approval and do not substantively affect shareholder rights, which will be reflected in the Restated Articles of Incorporation. Such amendments are necessary to comply with certain requirements and developments under state corporate law and include an updated statement of corporate purpose, revisions to administrative items such as the company’s address and number of directors, and an election to be governed by certain aspects of current state corporate law.

Upon effectiveness of the Amendment, we expect to pay the per-share Retirement Payment to holders of the preferred stock in the same manner as we paid the dividend payment paid on April 15, 2026. The Retirement Payment will, however, be made to holders of record as of a record date to be determined, which will be the same date that the Retirement becomes effective and will differ from the record date used for the April 15, 2026 dividend payment. In addition, the U.S. federal income tax considerations will be different than those applicable to dividends. See “U.S. Federal Income Tax Considerations” below for more information.

Following the effectiveness of the Amendment, we will have only one class of capital stock issued and outstanding, our common stock, all shares of which are owned by PE. The Amendment will have no effect on our common stock or on the interests of PE as the sole holder of our common stock, and, like other holders of record, PE will receive the Retirement Payment in respect of the preferred stock it owns on the applicable record date.

Right to Abandon

The Board of Directors has reserved the right to abandon the Amendment, in whole but not in part, in its discretion at any time before the effectiveness of the filing of the Restated Articles of Incorporation incorporating the Amendment with the Secretary of State of the State of California.

6	Special Meeting Proxy Statement

U.S. Federal Income Tax Considerations

The following discussion summarizes U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each term as defined below and, in the aggregate, referred to as Holders) relating to the Retirement in exchange for the Retirement Payment. This summary is based upon the provisions of the Internal Revenue Code of 1986 (the Code), Treasury regulations promulgated under the Code (the Regulations), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. No ruling from the U.S. Internal Revenue Service (the IRS) has been obtained, or is intended to be obtained, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that if the IRS were to challenge such conclusions, such challenge would not be sustained by a court.

This summary assumes that the shares of the preferred stock are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular Holder’s circumstances or to Holders that may be subject to special tax rules, including, without limitation: Sempra, PE, Holders subject to the alternative minimum tax; banks, insurance companies or other financial institutions; tax-exempt organizations; dealers, brokers or traders in securities, currencies or commodities; regulated investment companies; real estate investment trusts; Holders that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; controlled foreign corporations; passive foreign investment companies; former U.S. citizens or long-term residents; partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein; Holders holding preferred stock as a position in a hedging transaction, “straddle,” “conversion transaction,” other “synthetic security” or integrated transaction, or other risk reduction transaction; persons required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements (within the meaning of Section 451 of the Code); and directors, employees, former employees or other persons who acquired their preferred stock as compensation, including upon the exercise of employee options. In addition, this summary does not address any tax consequences arising from the Medicare tax on net investment income.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of the preferred stock that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;

(2)

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)

a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of the preferred stock (other than a partnership or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity classified as a partnership or other “pass-through entity” for U.S. federal income tax purposes) holds outstanding preferred stock, the tax treatment of a partner in the partnership (or other owner) will generally depend upon the status of the partner (or other owner) and the activities of the partnership (or other “pass-through entity”). If you are a partnership (or other “pass-through entity”) or a partner (or other owner) of a partnership (or other “pass-through entity”) holding preferred stock, you are urged to consult your tax advisor regarding the tax consequences of the receipt of the Retirement Payment.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

Special Meeting Proxy Statement	7

Tax Consequences to U.S. Holders

Characterization of the Retirement — Sale Treatment.

The retirement of the preferred stock for the Retirement Payment will be a taxable transaction for U.S. federal income tax purposes.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on the retirement of their preferred stock if the receipt of the Retirement Payment: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the Section 302 tests). If none of the Section 302 tests are satisfied, then the Retirement Payment would be treated as a distribution by the Company with respect to the U.S. Holder’s preferred stock (which would be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to the preferred stock).

In this case, though, because the Retirement Payment is expected to result in a complete termination of a U.S. Holder’s equity interest in the Company, a U.S. Holder is expected to recognize gain or loss from the retirement of the preferred stock.

Such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the preferred stock exchanged therefor. Generally, a U.S. Holder’s tax basis in the preferred stock will be equal to the cost of the preferred stock to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the preferred stock exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of the preferred stock (generally, preferred stock acquired at the same cost in a single transaction).

You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences of receiving the Retirement Payment in light of your individual circumstances.

Tax Consequences to Non-U.S. Holders.

Because the Retirement Payment is expected to be treated as a sale or exchange of preferred stock under the Section 302 tests described above, gain realized by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

our preferred stock constitutes “United States real property interests” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the preferred stock.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we have not determined if we are or have been a USRPHC in the past. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC as described in the third bullet above, the Non-U.S. Holder generally would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a U.S. person.

8	Special Meeting Proxy Statement

It is possible that, even if we are a USRPHC, our preferred stock may be viewed as regularly traded on an established securities market, in which case the preferred stock will be treated as United States real property interests only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our preferred stock at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the Non-U.S. Holder’s holding period for such preferred stock. It is unclear, however, if our preferred stock, and in particular our 6% Preferred Stock, would be treated as regularly traded on an established securities market for this purpose.

Withholding For Non-U.S. Holders.

Because, as described above, we may be a USRPHC, and it is unclear if our preferred stock will be treated as regularly traded on an established securities market, we expect the Retirement Payment will be subject to withholding at a 15% rate.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of the Retirement Payment, as well as the applicability and effect of state, local, foreign and other tax laws.

Backup Withholding and Information Reporting

The Retirement Payment may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain holders who are not “exempt” recipients. To prevent such backup withholding, each non-corporate holder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit a statement (generally, an IRS Form W- 8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE RECEIPT OF THE RETIREMENT PAYMENT INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Proposal to be Voted On, Board Recommendation and Vote Required

We are asking our shareholders to approve the Amendment to provide that each outstanding share of the company’s preferred stock will be automatically retired for a Retirement Payment of $31.00 per share and to provide for the reduction in the authorized number of shares of preferred stock to zero. The form of the proposed Restated Articles of Incorporation, reflecting the Amendment, is attached to this proxy statement as Annex A, with deletions indicated by strikeouts and additions indicated by double-underlining. The general description of the Amendment set forth in this proxy statement is subject to and qualified in its entirety by reference to the full text of the proposed Restated Articles of Incorporation set forth in Annex A.

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of each of: (i) our common stock, Preferred Stock and Series A Preferred Stock, voting together as a single class, (ii) our common stock, voting as a separate class, (iii) our Preferred Stock, voting as a separate class, and (iv) our Series A Preferred Stock voting as a separate class. Consequently, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.

If approved by our shareholders, we plan to file the Restated Articles of Incorporation reflecting the Amendment with the Secretary of State of the State of California promptly following approval by our shareholders at the Special Meeting. We expect that such Restated Articles of Incorporation will become effective at the time of that filing or shortly thereafter.

Special Meeting Proxy Statement	9

In making this recommendation, our Board of Directors is retaining the ability to, without further vote by our shareholders, delay or abandon the Amendment set forth in this proposal, in whole but not in part, at any time prior to its effectiveness if the board concludes that such action would be in the best interests of our company and our shareholders.

The Board of Directors recommends that you vote “FOR” Proposal 1.

10	Special Meeting Proxy Statement

Proposal 2: Adjournment of the Special Meeting, If Necessary or Appropriate

Our shareholders are being asked to approve a proposal that will give our Board of Directors the authority to adjourn the Special Meeting, one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

Proposal to be Voted On, Board Recommendation and Vote Required

If this proposal is approved, the Board of Directors may in its discretion, if necessary or appropriate, adjourn the Special Meeting one or more times to provide additional time to solicit additional proxies in favor of Proposal 1. If the Special Meeting is adjourned, our shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock, Preferred Stock, and Series A Preferred Stock present or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the outcome of the vote on this proposal.

The Board of Directors recommends that you vote “FOR” Proposal 2.

Special Meeting Proxy Statement	11

Description of Capital Stock

Description of Capital Stock Before Giving Effect to the Amendment

Before giving effect to the Amendment, the Preferred Stock and the Series A Preferred Stock are the company’s only two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (Exchange Act). There are fewer than 300 record holders of the Preferred Stock and the Series A Preferred Stock, whether counted as a single class or as two classes, and in each case counted in accordance with Section 12 of the Exchange Act.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the full text of our Restated Articles of Incorporation and Bylaws, each as currently in effect and each of which is an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (SEC) jointly by Sempra, SoCalGas and Sempra’s other subsidiary with U.S. publicly traded securities, San Diego Gas & Electric Company, on February 26, 2026 (the 2025 Form 10-K), as well as applicable provisions of California law. We encourage you to read our Restated Articles of Incorporation and Bylaws and applicable provisions of California law for additional information.

The total number of shares of all classes of capital stock that SoCalGas is authorized to issue is 111,000,000, of which 100,000,000 are shares of common stock, no par value; 160,000 are shares of Preferred Stock; 840,000 are shares of Series A Preferred Stock; 5,000,000 are shares of series preferred stock, no par value; and 5,000,000 are shares of preference stock, no par value. Shares of series preferred stock and preference stock may be issued from time to time in one or more series as determined by the Board of Directors. No other classes of capital stock are authorized under our Articles of Incorporation.

Under this heading “Description of Capital Stock,” we refer to the Preferred Stock, the Series A Preferred Stock, and the series preferred stock currently authorized by our Restated Articles of Incorporation as the “currently authorized preferred stock,” and we refer to the preference stock currently authorized by our Restated Articles of Incorporation as the “currently authorized preference stock.”

Ranking

All shares of currently authorized preferred stock rank on parity with each other with respect to the payment of dividends and distributions in the event of our liquidation or dissolution. All shares of currently authorized preferred stock rank senior to currently authorized preference stock, and all shares of currently authorized preferred stock and currently authorized preference stock rank senior to our common stock, in each case with respect to the payment of dividends and distributions in the event of our liquidation or dissolution.

Dividend Rights

The holders of currently authorized preferred stock are entitled, without preference as between such classes or series of currently authorized preferred stock, to receive, if, when and as declared by the Board of Directors, out of any legally available funds, dividends at the respective rates established for such classes and series before any dividends are declared and set apart for payment or paid on the currently authorized preference stock or the common stock. Dividends on the preferred stock are payable at the annual rate of 6% of the $25 par value thereof. Dividends on each series of series preferred stock will be payable at the rate established for such series. Dividends on currently authorized preferred stock are cumulative, so that if, for any period, the full amount of dividends is not declared and set apart for payment or paid on all outstanding shares of currently authorized preferred stock, the deficiency shall be payable subsequently before any dividend is declared and set apart for payment or paid on the currently authorized preference stock or the common stock.

The holders of currently authorized preference stock are entitled, without preference as between any series of currently authorized preference stock, to receive, if, when and as declared by the Board of Directors, out of any legally available funds, dividends at the respective rate established for such series before any dividends are declared and set apart for payment or paid on our common stock. Dividends on each series of currently authorized preference stock will be payable at the rate established for such series. Dividends on currently authorized preference stock are cumulative, so that if, for any period, the full amount of dividends is not declared and set apart for payment or paid on all outstanding shares of currently authorized preference stock, the deficiency shall be payable subsequently before any dividend is declared and set apart for payment or paid on our common stock.

12	Special Meeting Proxy Statement

Whenever all cumulative dividends on currently authorized preferred stock and currently authorized preference stock have been declared and set apart for payment or paid, the Board of Directors may declare dividends on our common stock payable out of remaining funds legally available for dividends.

Liquidation Rights

In the event of our liquidation or dissolution, the holders of currently authorized preferred stock would be entitled, without preference as between any classes or series of currently authorized preferred stock, to receive out of our assets available for distribution to shareholders and after payment of or provision for our debts and other liabilities, the respective liquidation preferences established for each such class and series and accrued and unpaid dividends thereon before any distribution of assets is made to the holders of the currently authorized preferred stock. The liquidation preference of our preferred stock is $25.00 per share. The liquidation preference of any series of series preferred stock will be as established for each such series. After payment in full of the respective amounts to which the holders of the currently authorized preferred stock are entitled in the event of our liquidation or dissolution, the holders of the currently authorized preference stock would be entitled, without preference as between any series of currently authorized preference stock, to receive out of our assets available for distribution to shareholders and after payment of or provision for our debts and other liabilities, the respective liquidation preferences established for each such series and accrued and unpaid dividends thereon before any distribution of assets is made to the holders of the common stock. The liquidation preference per share for any series of currently authorized preference stock will be as established for each such series. After payment in full of the respective amounts to which the holders of currently authorized preference stock are entitled in the event of our liquidation or dissolution, the holders of Preferred Stock (but not the Series A Preferred Stock or any series of series preferred stock) and the holders of our common stock would be entitled to receive, pro rata, our remaining assets available for distribution to shareholders.

Voting Rights

The holders of currently authorized preferred stock, currently authorized preference stock and common stock are entitled to one vote for each share and all vote together in the election of directors and on all matters presented to shareholders, except those matters for which a vote by class or series is required by applicable law or, in the case of any series of series preferred stock or any series of preference stock, by the terms established for such series.

Other Rights

Our preferred stock does not contain any conversion rights or sinking fund or redemption provisions. Any series of series preferred stock or preference stock may be convertible, redeemable or have sinking fund provisions, if at all, upon the terms established for each such series. Holders of currently authorized preferred stock and currently authorized preference stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock.

Listing

Our Preferred Stock is listed on the OTC Markets quotation system under the symbol “SOCGM.” Our Series A Preferred Stock is listed on the OTC Markets quotation system under the symbol “SOCGP.”

Description of Capital Stock after Giving Effect to the Amendment

Following the effectiveness of the Amendment, we will have only one class of capital stock issued and outstanding, our common stock, all shares of which are currently owned by PE. The Amendment will have no effect on our common stock or on the interests of PE as the sole holder of our common stock, and, like other holders of record, PE will receive the Retirement Payment in respect of the preferred stock it owns on the applicable record date.

Special Meeting Proxy Statement	13

About the Special Meeting and Voting

How You Can Vote

1.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed below, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a bank, broker or other nominee).

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by proxy in advance of the Special Meeting, or you may vote by attending the meeting as described in Question 22 below. Even if you plan to attend the meeting, we recommend that you vote your shares in advance to be sure your vote will be counted if you later decide not to attend the meeting.

If you are a shareholder of record and would like to vote your shares by proxy in advance of the Special Meeting, you may vote in the following ways:

Internet (including via a mobile device) — by visiting www.proxyvote.com or scanning the QR code on the proxy materials or proxy card provided, and following the other Internet voting instructions included in this proxy statement or on your proxy card

Telephone — by calling (800) 690-6903 and following the other telephone voting instructions included in this proxy statement or on your proxy card

Mail — by marking, dating and signing your proxy card in accordance with the instructions on the card and returning it by mail in the pre-addressed reply envelope provided with our proxy materials

For Internet and telephone voting, you will need to have your proxy card available. Internet and telephone voting will close at 11:59 p.m. Eastern Time on July 12, 2026. If you wish to vote by completing and returning your proxy card by mail, your completed proxy card must be received before the polls close for voting at the Special Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from that entity describing how you may direct the registered holder to vote your shares in advance of the Special Meeting. You may also vote by attending the Special Meeting as described in Question 22 below.

Voting of Shares as Directed. Your shares will be voted as you instruct on your proxy card, on your voting instruction form, or pursuant to any of the other methods to direct your vote described above. If you are a shareholder of record and submit your vote via the Internet or by telephone in advance of the Special Meeting or sign and return your proxy card, in each case without giving specific voting instructions, such shares will be voted in accordance with the recommendations of our Board of Directors on the proposals described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the Special Meeting and any adjournment or postponement thereof.

2.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of such shares. We have provided you with a proxy card to use in voting these shares, which instructs you on how you may vote your shares.

Beneficial Owner. If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. Your bank, broker or other nominee has provided you with voting instructions describing how you may direct the registered holder to vote your shares.

14	Special Meeting Proxy Statement

3.	What is the deadline to vote in advance of the special meeting?

If you hold shares as a shareholder of record and you wish to vote in advance of the Special Meeting by Internet or by telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern Time on July 12, 2026. If you hold shares as a shareholder of record and wish to vote in advance of the Special Meeting by mail, your completed proxy card must be received before the polls close for voting at the meeting or any adjournment or postponement thereof.

If you hold shares as a beneficial owner, you should follow the voting instructions provided by your bank, broker or other nominee.

4.	How many votes is each shareholder entitled to cast?

You are entitled to one vote on each of the proposals for each share of our common stock, Preferred Stock or Series A Preferred Stock that you owned at the close of business on May 18, 2026, the record date for the Special Meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 91,300,000 shares of our common stock, 79,011 shares of our Preferred Stock, and 783,032 shares of our Series A Preferred Stock were outstanding.

5.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by (i) granting a new proxy (using any of the methods described in Question 1) bearing a later date, (ii) providing a written notice of revocation to the Proxy Information Administrator for the Special Meeting, at the addresses or phone numbers set forth in Question 18 below, that is received before the polls close for voting at the Special Meeting or any adjournment or postponement thereof, or (iii) attending the Special Meeting and voting at the meeting prior to the closing of the polls as described in Question 22 below, any of which would revoke the previously submitted proxy. Note that if you are a shareholder of record, you cannot change your vote in advance of the meeting using the Internet or telephone voting methods described in Question 1 above after 11:59 p.m. Eastern Time on July 12, 2026.

For shares you hold as a beneficial owner, you may change your vote by (i) timely submitting new voting instructions to your bank, broker or other nominee, or (ii) attending the Special Meeting and voting at the meeting prior to the closing of the polls as described in Question 22 below, either of which would revoke the previously submitted instructions. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

Attending the Special Meeting will not, in itself, cause your previously submitted proxy or instructions to be revoked. You must submit a new vote during the meeting prior to the closing of the polls in order to do so.

6.	Is my vote confidential?

Shareholders of record may elect that their identity and individual vote be held confidential by making the appropriate selection when voting via the Internet or by telephone or by checking the appropriate box on their proxy card. Votes by beneficial owners of our shares will be confidential depending on the policies of the applicable bank, broker or other nominee. Confidential voting generally will not apply to the extent voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting.

Information About Proposals To Be Voted On

7.	What items of business will be voted on at the Special Meeting?

The business items to be voted on at the Special Meeting are:

Business Items

Proposal 1.	Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes

Proposal 2.	Adjournment of the Special Meeting, If Necessary or Appropriate

Special Meeting Proxy Statement	15

8.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on either of Proposals 1 or 2 and any other items of business to be voted on at the Special Meeting.

9.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal		Board Recommendation

1.	Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes	FOR the Amendment and Restatement of the Restated Articles of Incorporation

2.	Adjournment of the Special Meeting, If Necessary or Appropriate	FOR the Adjournment of the Special Meeting, If Necessary or Appropriate

10.	What vote is required to approve each item?

Assuming a quorum (as defined in Question 14 below) is present at the Special Meeting or any adjournment or postponement thereof, the vote required to approve each item is as follows:

Proposal		Vote Required for Approval

1.	Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes	The proposal must receive “FOR” votes constituting a majority of the outstanding shares of: (i) our common stock, Preferred Stock and Series A Preferred Stock, voting together as a single class, (ii) our common stock, voting as a separate class, (iii) our Preferred Stock, voting as a separate class, and (iv) our Series A Preferred Stock, voting as a separate class.

2.	Adjournment of the Special Meeting, If Necessary or Appropriate	The proposal must receive “FOR” votes constituting a majority of the outstanding shares of our common stock, Preferred Stock and Series A Preferred Stock present or represented by proxy at the Special Meeting, voting together as a single class.

11.	What happens if additional items are presented at the Special Meeting?

We are not aware of any item that may be voted on at the Special Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them as they determine appropriate on any additional matters that may be voted on at the Special Meeting and any adjournment or postponement thereof, including matters incidental to the conduct of the meeting.

12.	What is a broker non-vote?

Broker non-votes occur on certain proposals when beneficial owners of shares held through a bank, broker or other nominee do not timely provide voting instructions. For beneficial owners of shares, your bank, broker or other nominee must vote your shares according to the specific instructions they receive from you. If you do not timely provide voting instructions to your bank, broker or other nominee, they are, in some cases, permitted to vote your shares in their discretion, but they are not permitted to vote your shares on certain proposals and they may elect not to vote your shares on any of the proposals unless you provide voting instructions. If you do not timely provide voting instructions and your bank, broker or other nominee votes your shares on some but not all proposals, a “broker non-vote” will occur for the proposals on which the bank, broker or other nominee does not vote. Submitting your voting instructions in a timely manner will enable your interests to be represented at the meeting. See Question 13 below for information on the effect of abstentions and broker non-votes on each proposal to be voted on at the Special Meeting.

If you have questions about the proxy voting process, please contact the bank, broker or other nominee that holds your shares.

16	Special Meeting Proxy Statement

13.	How are votes counted? What is the effect of abstentions and broker non-votes on each proposal?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal to be voted on at the Special Meeting.

If you indicate “ABSTAIN” on any proposal, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting and any adjournment or postponement thereof (see Question 14 below). Abstentions will have the same effect as a vote “AGAINST” each of Proposal 1 and Proposal 2.

Broker non-votes, if any, which are discussed in Question 12 above, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting and any adjournment or postponement thereof (see Question 14 below). If broker non-votes occur on Proposal 1, they will have the same effect as a vote “AGAINST” the proposal. If broker non-votes occur on Proposal 2, they will have no effect on the outcome of the proposal. See Question 12 above for additional information about broker non-votes.

14.	What constitutes a quorum?

A majority of the outstanding shares of common stock, Preferred Stock, and Series A Preferred Stock entitled to vote at the Special Meeting or any adjournment or postponement thereof, attending the meeting or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the meeting or any adjournment or postponement thereof.

15.	Where can I find the voting results?

We expect to announce preliminary voting results at the Special Meeting and to publish final results in a current report on Form 8-K that we will file with the SEC following the meeting. The report will be available on the Sempra website at www.sempra.com under the “Investors” and “SEC Filings” tabs.

16.	Are shareholders entitled to exercise dissenters’ rights in connection with any of the proposals?

Shareholders will not have dissenters’ rights with respect to any of the proposals to be acted upon at the Special Meeting.

Proxy Materials

17.	How can I access the proxy materials over the Internet?

You can access our proxy materials on the Internet at www.proxyvote.com. To view our proxy materials at this site, you will be asked to enter the 16-digit control number shown on your proxy card or voting instruction form. If you are a beneficial owner of shares and did not receive a 16-digit control number, please contact the bank, broker or other nominee that holds your shares. In the alternative, if you do not have your 16-digit control number in-hand, you may view our proxy materials at [●].

Special Meeting Proxy Statement	17

18.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one copy of our proxy materials unless you or the other shareholder has provided contrary instructions. If you are a shareholder of record and you wish to receive a separate copy of these materials, please request the additional copy by contacting the Proxy Information Administrator for the Special Meeting at:

[●] [●] [●]

Shareholders may call toll free: [●] Banks and brokers may call collect: [●]

[●]

A separate copy of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and you wish to receive a separate copy of the proxy materials for shareholder meetings in the future, or if you have received multiple copies of the proxy materials for the Special Meeting and you wish to receive only one copy in the future, please contact us by writing to 488 8th Avenue, San Diego, California 92101, Attention: Shareholder Services, or by calling (877) 736-7727. If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate copy of these or our future proxy materials, or if you have received multiple copies of these proxy materials and you wish to receive only one copy in the future, please contact your bank, broker or other nominee directly.

19.	What is included in the proxy materials?

Our proxy materials include:

•	Our Notice of Special Meeting of Shareholders

•	This proxy statement for the Special Meeting, which contains descriptions of the proposals to be voted on at the Special Meeting, the voting process, and other information

•	A proxy card or voting instruction form

20.	Who is making and paying for this proxy solicitation?

SoCalGas is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials and of soliciting proxies for the Special Meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding our proxy materials to beneficial owners of our shares.

Our and Sempra’s directors, officers and employees may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

[●] (the Proxy Information Administrator) has been engaged to provide certain information delivery and administration services in connection with the Special Meeting, including assisting us in distributing and contacting shareholders about our proxy materials for the Special Meeting. We will pay a base fee of $[●], plus customary costs and expenses, for these services. We also have engaged [●] to provide solicitation agent services, including further assistance in soliciting proxies for the Special Meeting. We will pay a base fee of $[●], plus customary costs and expenses, for these services. Neither the Proxy Information Administrator nor [●] had any involvement in determining, and disclaims any responsibility for, (1) the amount of the per-share Retirement Payment to be paid to holders of preferred stock upon its retirement, (2) the opinion to the Board of Directors as to the fairness, from a financial point of view, to the holders of preferred stock, collectively as a group, of the per-share Retirement Payment or (3) the Board of Directors’ recommendations in favor of the proposals.

18	Special Meeting Proxy Statement

Special Meeting and Company Information

21.	What is the format of the Special Meeting, and what content will be covered?

The Special Meeting will be held in-person at 488 8th Avenue, San Diego, California. See Questions 1 and 22 for information about attending and voting at the Special Meeting.

The content of the Special Meeting will be limited to the business items to be voted on at the Special Meeting outlined in the Notice of Special Meeting of Shareholders.

22.	Who can attend and vote at the Special Meeting, and how do I do so?

You are entitled to attend the Special Meeting and any adjournment or postponement thereof only if you were a registered holder of shares of our common stock, Preferred Stock or Series A Preferred Stock at the close of business on May 18, 2026, the record date for the Special Meeting, or you hold a valid proxy from any such holder to vote at the meeting.

All shareholders seeking admission to the meeting will be asked to present valid government-issued photo identification. If your shares are held in the name of your broker, bank or other nominee, you must also present an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on the record date.

23.	Where can I find more information about the company?

Our financial statements and additional information about the company are included in the 2025 Form 10-K. These documents, as well as other documents SoCalGas files with the SEC, can be viewed on the Internet on the SEC’s website at www.sec.gov and are available on the Sempra website at www.sempra.com under the “Investors” and “SEC Filings” tabs.

Shareholders who have questions or need additional information also may contact Sempra’s investor relations department, which is responsible for managing communications with our shareholders, at investor@sempra.com or (619) 696-2901.

24.	Who do I contact with any additional questions?

If you have any additional questions about the Special Meeting or how you may vote, or how to change or revoke your vote, please contact the Proxy Information Administrator at the addresses or phone numbers set forth in Question 18 above.

Special Meeting Proxy Statement	19

Other Information

Share Ownership Information

All of the outstanding shares of SoCalGas’ common stock are owned by PE, and all of the outstanding shares of PE’s common stock are owned by Sempra. None of the directors or officers of SoCalGas owns any shares of Preferred Stock or Series A Preferred Stock and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5% of its outstanding shares of Preferred Stock or Series A Preferred Stock. PE, with its principal place of business at 488 8th Avenue, San Diego, California, beneficially owns 50,970 shares of Preferred Stock (representing approximately 64.5% of the outstanding shares of Preferred Stock) and no shares of Series A Preferred Stock, as of May 18, 2026.

Information About 2027 Annual Shareholders Meeting

The information provided in this section is required to be disclosed under applicable SEC rules. However, if Proposal 1 is approved by the shareholders and the Amendment becomes effective, then, upon effectiveness, each outstanding share of preferred stock will be automatically retired, no shares of preferred stock will be issued or outstanding, and certificates or book entries representing such shares will represent only the receipt of or right to receive the Retirement Payment amount of $31.00 per share. Consequently, current holders of the preferred stock will no longer be SoCalGas shareholders and will no longer be entitled to submit proposals to be included in our proxy materials for, or to nominate director candidates or present other items of business at, our annual shareholders meeting in 2027.

Before effectiveness of the Amendment, shareholders who desire to submit proposals to be included in our proxy materials for our annual shareholders meeting in 2027 must meet the eligibility requirements of the SEC’s shareholder proposal rule (Rule 14a-8 under the Exchange Act), and their proposals must comply with the requirements of this rule and must be received by us no later than 5:00 p.m. Pacific Time on December 15, 2026 and be submitted to the following address: Attn: Corporate Secretary, Southern California Gas Company, 555 West 5th Street, Los Angeles, California 90013. Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Before effectiveness of the Amendment, shareholders who wish to nominate director candidates or present other items of business directly at our annual shareholders meeting in 2027 (outside the SEC Rule 14a-8 process, meaning that they are not seeking to include such matters in our proxy statement) must give written notice thereof that is received by us at least 90 days but not more than 120 days before the first anniversary of the date of our 2026 annual shareholders meeting. The period for our receipt from shareholders of any such notice for our 2027 annual shareholders meeting will begin at 8:00 a.m. Pacific Time on January 14, 2027, and end at 5:00 p.m. Pacific Time on February 13, 2027. Any such notice must include the information required by our advance notice bylaw provisions and must be timely delivered in writing to the attention of our Corporate Secretary at SoCalGas’s principal executive offices at 555 West 5th Street, Los Angeles, California 90013. We will not entertain any director nominations or other proposals from our shareholders at our annual shareholders meeting in 2027 that do not meet the requirements set forth in our bylaws.

In addition to satisfying the requirements in our advance notice bylaw provisions, a shareholder who intends to solicit proxies in support of director nominees at our annual shareholders meeting in 2027 in accordance with Rule 14a-19 under the Exchange Act must also provide proper written notice that sets forth all information required by Rule 14a-19 to our Corporate Secretary at SoCalGas’s principal executive offices at 555 West 5th Street, Los Angeles, California 90013 no later than 5:00 pm Pacific Time on March 15, 2027.

Information Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

20	Special Meeting Proxy Statement

In this proxy statement, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “pro forma,” “strategic,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: the ability to obtain all necessary approvals to effect the Amendment of our Restated Articles of Incorporation and Retirement of the preferred stock; the ability to achieve the anticipated benefits of the transactions described herein; the effects on such transactions of industry, market, economic, political or regulatory conditions outside of SoCalGas’ control; fees, costs and expenses associated with the transactions described herein; transaction-related tax and accounting impacts; the diversion of management time on transaction-related issues; and the effects on such transactions of factors affecting SoCalGas’ business and securities, including the risks and uncertainties discussed in the reports we file with the SEC, including under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” in the 2025 Form 10-K and subsequently filed quarterly reports on Form 10-Q. Investors should not rely unduly on any forward-looking statements.

This Notice of Special Meeting of Shareholders and proxy statement are sent by order of the SoCalGas Board of Directors.

[signature]

Jason W. Egan

Corporate Secretary

Dated: [●], 2026

Special Meeting Proxy Statement	21

Annex A

FORM OF PROPOSED RESTATED ARTICLES OF INCORPORATION

Note: In this proposed Restated Articles of Incorporation reflecting the Amendment, all deletions are indicated by strikeouts and additions are indicated by double-underlining.

Entity Name: SOUTHERN CALIFORNIA GAS COMPANY

Entity Number: 0062767

RESTATED

ARTICLES OF INCORPORATION

OF

SOUTHERN CALIFORNIA GAS COMPANY

[●] and [●] certify that:

1.	They are a vice president and a secretary, respectively, of Southern California Gas Company, a California corporation.

2.

The Articles of Incorporation of this corporation are amended and restated to read in full as set forth in Exhibit A hereto. Exhibit A is hereby formally incorporated by reference as if fully set forth herein.

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and Section 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is 91,300,000 shares of Common Stock, 79,011 shares of Preferred Stock and 783,032 shares of Preferred Stock, Series A. The number of shares of each of (i) the outstanding shares entitled to vote, (ii) the Common Stock, (iii) the Preferred Stock and (iv) the Preferred Stock, Series A voting in favor of the amendment equaled or exceeded the vote required. In accordance with Section 903 of the California Corporations Code, the vote required was a majority of each of (i) the outstanding shares entitled to vote, (ii) the Common Stock, (iii) the Preferred Stock and (iv) the Preferred Stock, Series A.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [●], 2026

[●], vice president with the formal title of Senior Vice President and Chief Financial Officer

[●], secretary with the formal title of Corporate Secretary

Exhibit A

RESTATED ARTICLES OF INCORPORATION

OF

SOUTHERN CALIFORNIA GAS COMPANY

~~KNOW ALL MEN BY THESE PRESENTS:~~

~~That we, the undersigned, all of whom are citizens and residents of the State of California, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California.~~

~~AND~~

WE HEREBY CERTIFY:

First: ~~That the~~The name of said corporation ~~shall be~~is SOUTHERN CALIFORNIA GAS COMPANY.

Second: ~~That the purposes for which it is formed are:~~The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

~~To manufacture, sell and supply light, and to carry on the business of a gas works company, in all its branches; to deal with, to manufacture, to render salable all products, by-products and residual products obtained in the manufacture of gas; to construct, manufacture, and maintain works for holding, receiving, purifying and distributing gas, and all other building and works, meters, pipes, fittings, machinery, apparatus and appliances convenient or necessary for the business of the company; to manufacture, buy, sell, rent, deal in stoves, engines and other apparatus and conveniences which may seem calculated directly or indirectly to promote the consumption of gas.~~

~~To manufacture, produce, generate, or otherwise obtain electric light, power and heat, by water-power, by steam-power or by any other method and from any other substances; to condemn and obtain property, real or personal, rights of way, easements and franchises, for the purpose of producing, marketing, selling, storing, furnishing, conducting and transporting water, gas, electric current, light, power and heat to any and all places.~~

~~To sell, furnish and deal in illuminating and fuel gas, electric light, heat and power, and to dispose of and sell the same to cities, towns, villages, private corporations and individuals; to erect, construct, and operate such buildings, structures, machinery, plants, apparatus and devices as may be deemed necessary or convenient for the purposes of this corporation; to buy, sell, and deal in such goods, wares and merchandise and materials as may be deemed necessary or convenient for carrying on said business; to locate, claim, divert, appropriate and otherwise acquire water and water-rights under the laws of the State of California for all purposes; to construct, acquire and maintain pole lines, conduits, distributing systems, operating plants, ditches, dams, tunnels, levees, via-ducts, bridges, embankments, excavations and pipelines under, across and over any lands, water courses, lakes, streams or waterways; and to sell, lease, grant or otherwise dispose of so much of the water or water-rights thus secured, controlled or appropriated, to persons, municipal or private corporations, by contracts or otherwise; to transmit gas, electric light, power and heat to purchasers thereof, and wherever the same may be situated by means of poles and wires, conduits and subways or otherwise, over, under or through any lands or waters or both; to acquire by deed, gift, will, grant or otherwise, lands, tenements, hereditaments, leasehold estates, water, water-rights, bonds, notes, bills, claims, evidences of indebtedness, stock of incorporated companies, franchises, privileges, patent rights and licenses, property and every estate, right, interest and appurtenance in, to or concerning real and personal property of every name and nature, legal and equitable; and to have and to hold, use and enjoy, manage, control, grant, assign, transfer and convey and incumber by mortgage or deed of trust and otherwise dispose of the same and every part thereof or interest therein; to engage in the business of supplying light, heat and power by electric appliances or otherwise.~~

~~To erect, buy, sell, operate, lease and let, water, electric and gas plants and their distributing systems, and generating stations for the manufacture, generation, accumulation, storage, transmission and distribution of gas, both illuminating and fuel, and electric current and any and all machinery used therein or in connection therewith.~~

~~To erect, operate, lease and let, refrigerating plants and to carry on the business of manufacturing and selling ice, furnishing cold storage and all other manner of kindred business incidental thereto or in anywise connected therewith.~~

~~To erect, operate, and maintain plants for the generation and distribution of steam-heat, together with the transaction of all legitimate business incidental thereto and in anywise connected therewith; and to erect generating stations for the manufacture, generation, accumulation, storage, transmission and distribution of cold air, ice, or other refrigerating products, and steam heat, and all similar products for the heating and warming and the operation of mechanical appliances in buildings.~~

~~To take, acquire, buy, hold, own, maintain, work, develop, sell, convey, lease, mortgage, pledge or otherwise deal in and dispose of real estate, real property or any interest or rights therein, and personal property.~~

~~To acquire and carry on all or any part of the business or property of any corporation, copartnership or individuals engaged in a business similar to that authorized to be conducted by the company, and to undertake in conjunction therewith any liabilities of any person, firm, association or corporation possessed of property suitable for any of the purposes of this company, or for carrying on any business which this company is authorized to conduct, and as the consideration of the same to pay cash or to issue shares, stocks or obligations of this company, at such valuation as the directors of the company in their discretion, may determine.~~

~~To purchase, subscribe for, or otherwise acquire, and to hold the shares, stocks or obligations of any corporation organized under the laws of this state or any other state, or of any territory or colony of the United States, or of any foreign country, and to sell, or exchange the same, and to exercise any or all of the powers of holders of shares, stocks or securities thereof, including the right to vote in respect thereof, among the stockholders of this company; and to exchange or sell or otherwise dispose of the shares of stock of this corporation for the shares of stock of other corporations or for any property of any character whatsoever.~~

~~To guarantee the payment of the bonds, notes or other obligations of whatever character of any corporation or corporations; to guarantee the payment of dividends or interest on any shares, stocks, debentures or other securities issued by, or any other contract or obligation of, any corporation whenever proper or necessary for the business of the corporation in the judgment of its directors; and provided the required authority be first obtained from the board of directors for that purpose.~~

~~To borrow or raise moneys for the purpose of its incorporation, to issue its bonds, notes or other obligations for moneys so borrowed, or in payment of or in exchange for, any real or personal property or rights or franchises acquired for other value received by the corporation and to secure such obligations by pledge, or mortgage, under deed of trust or otherwise, of or upon the whole or any part of the property at any time held by the corporation, and to sell or pledge such bonds, or discount such notes or other obligations, for its proper corporate purposes.~~

~~The corporation may use and apply its surplus earnings or accumulated profits authorized by law to be reserved, to the purchase or acquisition of property and to the purchase or acquisition of its own capital stock from time to time, to such extent and in such manner and upon such terms as its board of directors shall determine.~~

~~To do any or all things in this certificate set forth as objects, purposes, powers or otherwise, to the same extent and as fully as natural persons might or could do, and in any part of the world as principals, agents, contractors, trustees or otherwise.~~

~~It is the intention that the objects and powers specified and clauses contained in this paragraph shall, except where otherwise expressed in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause of this or any other paragraph in this charter, but that the objects and powers specified in each of the clauses of this paragraph shall be regarded as independent objects and powers.~~

~~Third: That the place where the principal business of said corporation is to be transacted is Los Angeles, County of Los Angeles, State of California.~~

~~Fourth~~Third: ~~That this~~This corporation shall have perpetual existence.

~~Fifth: That the number of directors of this corporation shall be not less than five nor more than seven or such other number or range of authorized numbers as may be fixed from time to time by amendment of these Articles of Incorporation or by a bylaw or amendment thereof duly adopted by the shareholders.~~

~~Sixth~~Fourth:

1.

Authorized Number, Classes and Series of Shares.~~AUTHORIZED NUMBER, CLASSES AND SERIES OF SHARES. That the~~ The total authorized number of shares of capital stock of this corporation is One Hundred ~~Eleven~~Five Million (~~111,000,000~~105,000,000). Of said total authorized capital stock, ~~One Hundred Sixty Thousand (160,000) shares are Preferred Stock of a par value of Twenty-five Dollars ($25.00) each; Eight Hundred Forty Thousand (840,000) shares are Preferred Stock, Series A of a par value of Twenty-five Dollars (25.00) each; Five Million (5,000,000) shares, are Series Preferred Stock without par value;~~ Five Million (5,000,000) shares are ~~Preference~~ Series Preferred Stock without par value; and One Hundred Million (100,000,000) shares are Common Stock, without par value.

Shares of Series Preferred Stock ~~and Preference Stock~~ may be issued from time to time in one or more series as determined by the board of directors of this corporation which is hereby authorized~~, within the limitations and restrictions stated herein,~~ to fix or alter, from time to time, the rights, preferences, privileges, and restrictions granted to or upon and the number of shares and distinctive designations of each such series while wholly unissued and to increase or decrease the number of shares of any such series subsequent to the issue of shares thereof, but not below the number of such shares then outstanding.

2.

Preferred Stock and Preferred Stock, Series A. Upon the filing of these Restated Articles of Incorporation (the “Effective Time”), automatically and without any action by the holders thereof, each share of Preferred Stock and each share of Preferred Stock, Series A that is issued and outstanding immediately prior to the Effective Time is retired for a cash payment of $31.00 for each such share plus all accumulated and unpaid dividends thereon (whether or not declared) to, but excluding, the date of the Effective Time (the “Per Share Amount”). From and after the Effective Time, (i) shares of Preferred Stock and Preferred Stock, Series A shall no longer be issued or outstanding and shall be automatically cancelled and retired and (ii) each certificate or book entry representing a share or shares of the Preferred Stock or Preferred Stock, Series A shall represent only the receipt of or right to receive an amount of cash equal to (x) the number of shares of Preferred Stock or Preferred Stock, Series A represented by such certificate or book entry multiplied by (y) the Per Share Amount.

~~2.     DIVIDEND RIGHTS. The holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock shall be entitled, without preference as between such classes or series of stock or the holders thereof, to receive, out of any funds of this corporation legally available therefor, dividends at the rate established therefor, payable as may be authorized by the board of directors, before any dividend shall be declared and set apart for payment or paid on the Preference Stock or the Common Stock. In the case of Preferred Stock and Preferred Stock, Series A, said dividends shall be at the annual rate of six per centum of the $25 par value thereof. In~~

~~the case of each series of Series Preferred Stock said dividends shall be at the rate therefor established by the board of directors (which rate may include a fixed, variable or adjustable rate) in the resolution authorizing shares of such series. The dividends upon Preferred Stock, Preferred Stock, Series A, and each series of Series Preferred Stock shall be cumulative, so that if in or for any period dividends in the amount established therefor shall not be declared and set apart for payment or paid on Preferred Stock, Preferred Stock, Series A and each series of Series Preferred Stock, or any part thereof, the deficiency shall be a charge upon the net earnings of this corporation, and be payable subsequently, before any dividend shall be declared and set apart for payment or paid upon Preference Stock or the Common Stock. The holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock shall not be entitled to any further dividend beyond said cumulative dividends.~~

~~The holders of each series of Preference Stock shall be entitled, without preference as between such series of stock or the holders thereof, to receive, out of any funds of this corporation legally available therefor, dividends at the rate established therefor by the board of directors (which rate may include a fixed, variable or adjustable rate) in the resolution authorizing shares of such series, payable as may be authorized by the directors, before any dividend shall be declared and set apart for payment or paid on Common Stock. The dividends upon each series of Preference Stock shall be cumulative, so that if in or for any period dividends in the amount established therefor shall not be declared and set apart for payment or paid on each series of Preference Stock, or any part thereof, the deficiency shall be a charge upon the net earnings of this corporation, and be payable subsequently, before any dividend shall be declared and set apart for payment or paid upon Common Stock. The holders of each series of Preference Stock shall not be entitled to any further dividend or share of profits beyond said cumulative dividends.~~

~~Whenever all cumulative dividends on Preferred Stock, Preferred Stock, Series A and each series of Series Preferred Stock and of Preference Stock have been declared and set apart for payment or paid, the board of directors may declare dividends on Common Stock payable out of the remaining funds of this corporation legally available for the declaration of dividends.~~

~~3.    LIQUIDATION RIGHTS. In case of the liquidation or the dissolution of this corporation, the holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock shall be entitled, without preference as between such classes or series of stock or the holders thereof, to be paid in full both the liquidation preference established for their shares and the accrued dividend charge before any amount shall be paid to the holders of the Preference Stock or Common Stock. In the case of the Preferred Stock and the Preferred Stock, Series A said liquidation preference shall be the par value thereof. In the case of each series of Series Preferred Stock said liquidation preference shall be the amount established therefor by the board of directors in the resolution authorizing shares of such series. No further distribution shall be made to the holders of Preferred Stock, Series A or of any series of Series Preferred Stock.~~

~~After payment in full to the holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock of both the liquidation preference established for their shares and the accrued dividend charge, the holders of each series of Preference Stock shall be entitled, without preference as between such series of stock or the holders thereof, to be paid in full both the liquidation preference established for their shares by the board of directors in the resolution authorizing the issuance of shares of such series and the accrued dividend charge before any amount shall be paid to the holders of Common Stock. No further distribution shall be made to the holders of any series of Preference Stock.~~

~~After payment in full to the holders of Preferred Stock, of Preferred Stock, Series A, of each series of Series Preferred Stock and of each series of Preference Stock of both the liquidation preference established for their shares and the accrued dividend charge, the remaining assets and funds of this corporation shall be divided pro rata among the holders of Preferred Stock and the holders of Common Stock.~~

~~4.    VOTING RIGHTS. The holders of Preferred Stock, of Preferred Stock, Series A, of each series of Series Preferred Stock, of each series of Preference Stock and of Common Stock shall be entitled to one vote for each share and shall vote together in the election of directors and on all matters presented to shareholders except those matters for which a vote by class or series is required by applicable law or, in the case of any series of Series Preferred Stock or Preference Stock, by the resolution of the board of directors authorizing shares of such series.~~

~~5.    REDEMPTION. The Preferred Stock and the Preferred Stock, Series A shall not be redeemable by this corporation. Each series of Series Preferred Stock and each series of Preference Stock shall be redeemable, if at all, upon such terms and conditions established by the board of directors in the resolution authorizing shares of such series.~~

~~6.    PRE-EMPTIVE RIGHTS~~

3.

Pre-emptive Rights. Each holder of Common Stock of this corporation shall be entitled to the full pre-emptive right to purchase and/or subscribe for, at such price as the board of directors may from time to time fix, the number of any shares of Common Stock of this corporation, or of securities convertible into or evidencing the right to purchase shares of Common Stock, now or hereafter authorized and issued at any time by this corporation which bears the same ratio to the number of shares of Common Stock or securities then proposed to be issued as the number of shares of Common Stock held by such holder shall bear to the total number of shares of Common Stock subscribed or outstanding immediately prior to such additional issue. No holder of any other shares of this corporation shall have any pre-emptive right to purchase and/or subscribe for any shares of any class of stock of this corporation now or hereafter authorized and which may be offered for subscription or sale by this corporation, unless otherwise provided in the terms of any Series Preferred Stock established by the board of directors of this corporation.

~~7.    GENERAL~~

4.	General. All stock issued by this corporation shall be fully paid up and nonassessable. No share of stock shall be issued until the same is fully paid.

~~Seventh: That the amount of capital stock which has been actually subscribed is Twenty-five Hundred Dollars ($2,500), and the following are the names of the persons by whom the same has been subscribed and the amounts subscribed by each of them, to-wit:~~

~~Names of Subscribers~~	~~Number of Shares of Common Stock~~	~~Amount~~

~~A. N. Kemp~~	~~5~~	~~$500.00~~

~~A. C. Johnston~~	~~5~~	~~$500.00~~

~~E. R. Davis~~	~~5~~	~~$500.00~~

~~Henry P. Baumgaertner~~	~~5~~	~~$500.00~~

~~Charles Forman~~	~~5~~	~~$500.00~~

~~Eighth: 1.    LIABILITY OF DIRECTORS.~~

Fifth:

1.	Liability of Directors~~LIABILITY OF DIRECTORS~~. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.

Indemnification of Agents~~INDEMNIFICATION OF AGENTS~~. The corporation is authorized by bylaw, agreement or otherwise to provide for indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the California General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

3.

Insurance for Agents~~INSURANCE FOR AGENTS~~. The corporation is authorized to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the California General Corporation Law) of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such to the fullest extent permitted by California law and whether or not the corporation would have the power to indemnify the agent under the provisions of Section 317 of the California General Corporation Law or these articles of incorporation. The fact that the corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this provision inapplicable if such policy meets the requirements of Section 317 of the California General Corporation Law.

4.

Repeal or Modification~~REPEAL OR MODIFICATION~~. No repeal or modification of any provision of this Article ~~Eighth~~Fifth shall adversely affect any protection, right insurance afforded to any director or other agent (as defined in Section 317 of the California General Corporation Law) of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Sixth: This corporation elects to be governed by all of the provisions of the California General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

~~Ninth:   1.    NUMBER AND DESIGNATION. Of the authorized shares of Series Preferred Stock, without par value, of the corporation 3,000,000 shares are hereby constituted as a series thereof and designated as “7 3/4% Series Preferred Stock” (hereinafter referred to as “7 3/4% Series Preferred Stock”).~~

  ~~2.    STATED VALUE. Shares of the 7 3/4% Series Preferred Stock shall be without par value but with a stated value of $25 per share.~~

  ~~3.    DIVIDENDS.~~

  ~~3.1    The holders of shares of the 7 3/4% Series Preferred Stock shall be entitled to receive cash dividends, when and as declared by the board of directors out of any funds legally available therefor, at the annual dividend rate of 7 3/4% per share based on the stated value thereof.~~

  ~~3.2    Dividends on the 7 3/4% Series Preferred Stock shall be cumulative, shall accrue on each share from the date of original issuance thereof and shall be payable when and as declared by the board of directors out of funds legally available therefor, on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1993, to holders of record thereof on such record date not exceeding 60 days preceding the payment date therefor as may be determined by the board of directors in advance of such record date. Dividends for which payment is in arrears may be declared and paid at any time, to holders of record on such record date not exceeding 60 days preceding the payment date therefor as may be fixed by the board of directors in advance of such record date. No interest or sum of money in lieu of interest, shall be payable in respect of any dividends the payment of which may be in arrears.~~

  ~~3.3    The amount of dividends per share payable for the period from the date of original issuance of the 7 3/4% Series Preferred Stock to and including April 14, 1993 (such period and each succeeding quarterly period commencing on April 15, July 15, October 15 and January 15 and ending on and including the day next preceding the first day of the next succeeding quarterly period is hereinafter referred to as a “Dividend Period”), and for any period less than a Dividend Period shall be calculated on the basis of a 365-day year and the actual number of days elapsed in the period for which payable. The amount of dividends per share payable for each Dividend Period commencing after April 14, 1993 shall be calculated by dividing the annual dividend rate by four.~~

  ~~3.4    The corporation shall not declare and set apart for payment or pay any dividends on its Preferred Stock, Preferred Stock, Series A, any other series of its Series Preferred Stock or any other class or series of stock of the corporation ranking on a parity with the 7 3/4% Series Preferred Stock as to the payment of dividends and the payment of liquidation preferences unless there shall likewise be or have been declared and set apart for payment or paid on all shares of 7 3/4% Series Preferred Stock at the time outstanding like dividends for all Dividend Periods ending on or before the date of such action, ratably in proportion to the respective dividend rates fixed for such stock and the 7 3/4% Series Preferred Stock.~~

  ~~3.5    The corporation shall not (i) declare and set apart for payment or pay any dividends or make any other distribution on its Preference Stock or Common Stock or any other class or series of stock of the corporation ranking junior to the 7 3/4% Series Preferred Stock as to the payment of dividends or liquidation preferences (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of its Preference Stock or Common Stock or any other class or series of stock of the corporation ranking junior to the 7 3/4% Series Preferred Stock as to the payment of dividends and liquidation preferences) or (ii) make any payment on account of the purchase, redemption or other retirement of the 7 3/4% Series Preferred Stock, its Preferred Stock, its Preferred Stock, Series A, any other series of its Series Preferred Stock, its Preference Stock or its Common Stock or any other class or series of stock of the corporation ranking on a parity with or junior to the 7 3/4% Series Preferred Stock as to the payment of dividends or liquidation preferences, unless there shall be or have been declared and set apart for payment or paid on all shares of 7 3/4% Series Preferred Stock, dividends at the rate set forth in Section 3.1 for all Dividend Periods ending on or before the date of such action.~~

  ~~4.     LIQUIDATION PREFERENCE.~~

  ~~4.1    In the case of the liquidation or dissolution of the corporation, before any amount shall be paid on the corporation’s Preference Stock or Common Stock or any other class or series of stock of the corporation ranking junior to the 7 3/4% Series Preferred Stock as to liquidation preferences, the holders of shares of 7 3/4% Series Preferred Stock shall be entitled to be paid the $25 per share stated value of the 7 3/4% Series Preferred Stock as a liquidation preference and the accrued and unpaid dividend charge thereon. After such payment the holders of shares of 7 3/4% Series Preferred Stock shall not be entitled to any further payment.~~

  ~~4.2    If, in case of any liquidation or dissolution of the corporation, the assets of the corporation shall be insufficient to make payment in full of amounts payable on the 7 3/4% Series Preferred Stock, the corporation’s Preferred Stock, its Preferred Stock, Series A, any other series of its Series Preferred Stock and any other class or series of stock of the corporation ranking on a parity with the 7 3/4% Series Preferred Stock as to the payment of liquidation preferences, then such assets shall be distributed among the holders of shares of all such stock ratably in proportion to the respective amounts which would be payable if all amounts payable thereon were paid in full.~~

  ~~4.3    For the purpose of this Section, a consolidation or merger of the corporation with or into one or more corporations shall not be deemed to be a liquidation or dissolution.~~

  ~~5.     REDEMPTION.~~

  ~~5.1    OPTIONAL REDEMPTION. The 7 3/4% Series Preferred Stock shall not be redeemable except at the option of the corporation. Subject to Section 3.5, the 7 3/4% Series Preferred Stock shall be redeemable at the option of the corporation, at any time or from time to time on or after February 1, 1998, as a whole or in part, at a redemption price of $25 per share, together with accrued and unpaid dividends on each share redeemed to the date fixed for redemption.~~

  ~~5.3    REDEMPTION PROCEDURES.~~

  ~~(a)    If less than all the outstanding shares of 7 3/4% Series Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the corporation from outstanding shares of 7 3/4% Series Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be practicable) or by any other method determined by the board of directors of the corporation in its sole discretion to be equitable.~~

  ~~(b)    Notice of each redemption of shares of 7 3/4% Series Preferred Stock shall be mailed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the corporation; provided that no failure to mail such notice to particular holders of the shares to be redeemed or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption of any shares to be redeemed. Each such notice shall state: (i) the date fixed for redemption; (ii) the number of shares to be redeemed and if less than all the shares are to be redeemed, the number of the shares to be redeemed from such holder; (iii) the applicable redemption price and the manner in which it is to be paid; (iv) the place or places where certificates for the shares to be redeemed are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the date fixed for redemption. Notice having been given as aforesaid, from and after the redemption date (unless default shall be made by the corporation in payment of the redemption price), dividends on the shares of 7 3/4% Series Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the corporation shall cease.~~

  ~~(c)    Upon surrender in accordance with the notice of redemption of the certificates for any shares of 7 3/4% Series Preferred Stock called for redemption (properly endorsed or assigned for transfer, if the board of directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price.~~

  ~~(d)    The corporation’s obligation to pay the redemption price of shares of 7 3/4% Series Preferred Stock called for redemption shall be deemed fulfilled if, on or before the redemption date, the corporation shall deposit in trust with a bank or trust company organized under the laws of the United States of America or any state thereof and having a capital, undivided profits and surplus aggregating at least $50,000,000, funds sufficient for such payment together with irrevocable instructions that such funds be applied to the redemption of such shares. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid or released to the corporation, after which the holder or holders of such shares shall look only to the corporation for payment of the redemption price.~~

  ~~6.    SHARES TO BE RETIRED. All shares of 7 3/4% Series Preferred Stock redeemed or purchased by the corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Series Preferred Stock without designation as to series.~~

  ~~7.    CONVERSION OR EXCHANGE. The holders of shares of 7 3/4% Series Preferred Stock shall not have any right to convert such shares into or exchange such shares for shares of any other class or series of stock or any other security of the corporation.~~

  ~~8.     VOTING. Holders of shares of 7 3/4% Series Preferred Stock shall be entitled to one vote for each share and shall vote together with the corporation’s other shareholders in the election of directors and on all other matters except those matters for which a series or class vote is required by applicable law.~~

ANNEX B

FAIRNESS OPINION RENDERED BY ALVAREZ & MARSAL VALUATION SERVICES, LLC TO THE BOARD OF DIRECTORS

Alvarez & Marsal Valuation Services, LLC 600 Madison Avenue, 8th Floor, New York, NY 10022 Phone: +1 212-759-4433 Fax: +1 212-759-5532

April 29, 2026

The Board of Directors

Southern California Gas Company

555 West 5th Street

Los Angeles, California 90013

To the Board of Directors:

The board of directors (the “Board”) of Southern California Gas Company (the “Company”) has requested Alvarez & Marsal Valuation Services, LLC (“A&M”) to provide to the Board A&M’s opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of the Company’s 6% Series Preferred Stock (“SOCGM”) and 6% Series A Preferred Stock (“SOCGP” and together with SOCGM, the “Preferred Stock”), collectively as a group (and solely in their capacity as holders of Preferred Stock), of the Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below).

1.	Description of the Proposed Transaction

We understand that the Board intends to effect the retirement of the Preferred Stock (the “Proposed Transaction”) for consideration of $31.00 per share of Preferred Stock (the “Consideration”) pursuant to the proposed Restated Articles (as defined below).

We further understand that Pacific Enterprises,1 the sole shareholder of the Company’s common stock, owns 50,970 shares of SOCGM, or approximately 65% of the total 6% Series Preferred Stock outstanding, with an aggregate par value of $1.3 million.2

2.	Scope of the Analysis

In connection with this Opinion, A&M has, among other things:

a)

Reviewed drafts of the Restated Articles of Incorporation (the “Restated Articles”) amending and restating the Company’s current Restated Articles of Incorporation (the “Current Articles”), provided by Company management (“Management”) on April 27, 2026;

b)

Reviewed certain publicly available business and historical financial information relating to the Company, including audited financial statements for the fiscal years ended December 31, 2021 through December 31, 2025;

c)

Reviewed certain non-public internal financial information and other data relating to the business and financial prospects for the Company, including financial forecasts prepared by Management (“Management’s Forecast”), that were provided to us by the Company;

[1]	A wholly owned subsidiary of Sempra, a public utility holding company.
[2]	The par value of SOCGM is $25.00 per share.

The Board of Directors

Southern California Gas Company

April 29, 2026

d)

Conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction;

e)

Reviewed a letter dated April 28, 2026 from management of the Company which made certain representations as to the number of preferred shares outstanding and other economic features / characteristics of the Preferred Stock relevant to A&M’s analysis; and the Company’s historical financial statements, current financial condition, financial projections and assumptions underlying such projections for the Company;

f)	Considered the historical trading price and trading volume of SOCGM and SOCGP, and publicly traded preferred securities of certain other companies we deemed relevant;

g)	Solely for informational purposes, considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;

h)	Solely for informational purposes, considered the publicly available financial data and terms of certain transactions involving target companies we deemed relevant; and

i)	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this Opinion.

3.	Assumptions, Qualifications, and Limiting Conditions

This Opinion is subject to the following additional qualifications and limitations, with the Board’s consent:

i.

In arriving at this Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company, or otherwise reviewed by us for purposes of this Opinion, and we have not assumed and we do not assume any responsibility or liability for any such information.

ii.

With respect to the Management’s Forecast reviewed by us, we have assumed that they have been reasonably prepared on bases reflecting the currently available information and good faith judgments of the Company’s management as to the future financial performance of the Company.

iii.	We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals.

iv.

A&M has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the Preferred Stock, other securities, assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, or (c) advise the Board or any other party with respect to alternatives to the Proposed Transaction.

The Board of Directors

Southern California Gas Company

April 29, 2026

v.

We have assumed that the Proposed Transaction will be consummated in accordance with the Restated Articles, without waiver or amendment of any term or condition thereof, and the Company will comply with all terms of the Current Articles, its bylaws, and the Restated Articles.

vi.

We have assumed that the final form of the Restated Articles will not differ from the latest-dated draft of the Restated Articles referenced above in any respect material to our analyses or this Opinion.

vii.

We express no view regarding, and this Opinion does not address, any legal, regulatory, taxation or accounting matters, as to which we understand that the Board has obtained such advice as it deemed necessary from qualified professionals.

viii.

This Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the holders of the Preferred Stock, the underlying business decision of the Board to effect the Proposed Transaction, the fairness of the Consideration on a relative basis as between SOCGM and SOCGP, or whether the Consideration to be received by the holders of Preferred Stock in the Proposed Transaction represents the best price obtainable.

ix.	This Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

x.

This Opinion is effective as of the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise consider events occurring or coming to our attention after the date hereof.

xi.

We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, the Proposed Transaction or the holders of Preferred Stock.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of this Opinion, A&M has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

This Opinion is not, and should not be construed as, a valuation opinion, credit rating or solvency opinion regarding, or an analysis of the credit worthiness of the Company or any other party, whether prior or subsequent to the Proposed Transaction or otherwise. In addition, A&M is not expressing any opinion as to the price or range of prices at which any of the Company’s securities (including the Preferred Stock) may trade or be purchased or sold at any time.

The Board of Directors

Southern California Gas Company

April 29, 2026

In rendering this Opinion, A&M is not expressing any opinion with respect to the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of Preferred Stock in the Proposed Transaction or otherwise.

This Opinion may be reproduced in full in a proxy statement to shareholders of the Company but may not otherwise be disclosed publicly in any manner without A&M’s prior written consent.

This Opinion is provided for the benefit of the Board, in their capacity as such, in connection with and for the purposes of their consideration of the Proposed Transaction. This Opinion does not constitute a recommendation by A&M to, the Board, any holder of securities of the Company (including the Preferred Stock) or any other person as to how to vote or whether to take any action in relation to the Proposed Transaction or any form of assurance by A&M as to the condition of the Company or the Preferred Stock. This Opinion only addresses whether the Consideration to be received by the holders of Preferred Stock in the Proposed Transaction is within or above a reference range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

4.	Disclosure of Prior Relationships

A&M will receive a fee as compensation for our services in rendering this Opinion, a portion of which was paid as a non-refundable retainer. No portion of A&M’s fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of our engagement with the Company, a portion of A&M’s fee is payable upon A&M informing the Company that it has completed its work. The Company has also agreed to reimburse A&M for certain expenses and to indemnify A&M in respect of certain liabilities that might arise out of our engagement.

5.	Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Preferred Stock in the Proposed Transaction pursuant to the Restated Articles, is fair to such holders, collectively as a group (and solely in their capacity as holders of Preferred Stock), from a financial point of view.

This Opinion has been approved by the internal opinion committee of A&M.

Yours faithfully,

/s/ Alvarez & Marsal Valuation Services, LLC

Alvarez & Marsal Valuation Services, LLC

SCAN TO VIEW MATERIALS & VOTE

SOUTHERN CALIFORNIA GAS COMPANY 555 WEST 5TH STREET LOS ANGELES, CA 90013	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card available when you access the website and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on July 12, 2026.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card available when you call and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on July 12, 2026.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed proxy card must be received before the polls close.

IN PERSON
You may vote these shares in person by attending the Special Meeting of Shareholders.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T00259-TBD	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —  —  — — — — — — — — — — — — — — — — — — — — — — — — — –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SOUTHERN CALIFORNIA GAS COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.		For	Against	Abstain
1. 2.

Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes

Adjournment of the Special Meeting, If Necessary or Appropriate

		☐ ☐	☐ ☐	☐ ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

Yes No
Please indicate if you want confidential voting. ☐ ☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Southern California Gas Company Special Meeting of Shareholders

Monday, July 13, 2026 at 3:00 PM Pacific Time

488 8th Avenue, San Diego, CA 92101

To be admitted to the meeting, please present this admission ticket and photo identification at the registration desk.

Check-in will begin at 2:30 PM Pacific Time

Cameras, tape recorders and similar devices will not be allowed in the meeting room.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Special Meeting of Shareholders in person,

please vote these shares by proxy, telephone or Internet prior to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Shareholders:

The Notice of Special Meeting of Shareholders and Proxy Statement are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

T00260-TBD

SOUTHERN CALIFORNIA GAS COMPANY SPECIAL MEETING OF SHAREHOLDERS –– July 13, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may submit your voting instructions by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com, following the simple instructions. Use the 16-digit control number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time on July 12, 2026.

VALERIE A. BILLE AND JASON W. EGAN, jointly or individually and each with full power to act without the other and each with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Southern California Gas Company Special Meeting of Shareholders and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting and any adjournment or postponement thereof.

Address changes and comments can be directed to Sempra’s Investor Relations Department, which is responsible for managing communications with Southern California Gas Company’s shareholders, at investor@sempra.com.

(Continued and to be signed on reverse side)